SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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/  /  Soliciting Material Pursuant to ss. 240a-12


                              CENTRAL BANCORP, INC.
                (Name of Registrant as Specified in Its Charter)

                             FINANCIAL EDGE FUND, LP
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

/x/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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             pursuant to Exchange Act 0-11:
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    (5)      Total fee paid:

/ / Fee paid previously with preliminary materials.

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                                 PL CAPITAL LLC

       20 East Jefferson Avenue                       466 Southern Blvd.
       Suite 22                                       Adams Building
       Naperville, Illinois  60540                    Chatham, New Jersey  07928
       Tel: (630) 848-1340                            Tel: (973) 360-1666
       Fax: (630) 848-1342                            Fax: (973) 360-1697

October 3, 2002

Dear Fellow Central Bancorp Stockholder:

If we did not witness these events with our own eyes we would not believe it:

>> Central Bancorp held their Annual Meeting of Stockholders on September 30, 2002. 1
>> At the meeting, PL Capital's nominees held proxies representing 736,929 shares held in "street name" 2 and 14,090 shares held in "record name," 3 for a total of 751,019 shares.
>> At the meeting Central's nominees held proxies representing 268,353 shares held in "street name" 2 and an unknown number of shares held in "record name" 4 and by legal proxy. 5
>> However, even if we assume that Central's nominees received 100% of the record name holders (excluding the 14,090 shares held by PL Capital) and the legal proxy votes, Central's nominees held a total of no more than 728,721 shares, 22,298 shares less than PL Capital's nominees. 5,6
>> PL CAPITAL'S NOMINEES SHOULD HAVE BEEN ELECTED at the meeting, however, Central CEO John Doherty abruptly announced at the end of the meeting that the polls would remain open and the meeting was adjourned until October 11 at 3:00 p.m. There was no motion to adjourn, no second and no vote of stockholders on the adjournment!! PL Capital's representatives strongly objected to this action but were told they were "OUT OF ORDER" by John Doherty as Doherty walked out of the room!!
>> WE BELIEVE CENTRAL'S ACTIONS ARE ILLEGAL AND ARE IN VIOLATION OF CENTRAL OWN BY-LAWS. Therefore, we filed a lawsuit in federal court seeking to overturn Central's actions; our suit in essence alleges that Central changed the rules of the game (after the game was over) because they did not like the outcome.
>> Despite the fact that Central has already inundated you and other stockholders with numerous mailings and phone calls and over 85% 7 of the stockholders have already voted, Central's management is once again out soliciting votes (they mailed a letter to stockholders with a white proxy card yesterday, do not return the white card); in our opinion, Central is abusing the election process and stockholders' rights, as well as wasting stockholders' money and management's time that should be spent running our bank.
>> Central's actions force us to respond, hence this letter and request for your continued support.

>> IF YOU HAVE NOT VOTED YET, OR VOTED FOR CENTRAL'S NOMINEES PREVIOUSLY AND ARE DISTRESSED BY CENTRAL'S ACTIONS AND WANT TO CHANGE YOUR VOTE, PLEASE SIGN AND MAIL BACK TODAY THE GREEN CARD IN THE ENCLOSED PREPAID ADDRESSED ENVELOPE.
>> EVEN IF YOU PREVIOUSLY VOTED FOR PL CAPITAL ON THE GREEN CARD PLEASE SIGN AND RETURN TODAY THE ENCLOSED GREEN CARD IN THE ENCLOSED PREPAID ADDRESSED ENVELOPE.
>>   DO NOT RETURN CENTRAL'S WHITE PROXY CARD.

>> IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKERAGE FIRM YOU MAY ALSO CONTACT THEM TO DIRECT THE VOTING OF YOUR SHARES.
>> IF YOU ARE CONCERNED YOUR VOTE WON'T BE RECEIVED ON A TIMELY BASIS OR NEED ASSISTANCE IN VOTING PLEASE CALL OUR PROXY FIRM, D.F. KING & CO., INC. AT
     (800) 207-3156.

We apologize for bothering you with an issue that should have been resolved already, however Central's actions leave us no choice. We are very pleased with the overwhelming support we have received from outside stockholders not affiliated with Central and thank you in advance for your help again.

Please feel free to contact us directly at the addresses and phone numbers noted above in the letterhead. Our email addresses are Bankfund@aol.com and Palmersail@aol.com. With regard to assistance in voting, please contact our proxy firm, D.F. King & Co. at (800) 207-3156 (fax #212-809-8839).

With Thanks, on Behalf of the PL Capital Group,


/s/ Richard Lashley                 /s/ John Palmer

Richard Lashley                     John Palmer
Principal                           Principal


Footnotes:
(1) Under Central's By-Laws and Massachusetts law, Central was legally required to hold their Annual Meeting within 6 months of their fiscal year end of March 31 (i.e., not later than September 30th); in all other years it was held in July; this year's meeting was already pushed to the last possible day.
(2)  Based upon tabulations provided by ADP Proxy Services, an independent firm.
(3)  Based upon proxy cards held directly by the PL Capital Group.
(4) PL Capital was not provided with the record holders who voted for Central's nominees, however the total record holders on the August 23, 2002 record date was 274,250 shares (approximately 200,000 of which was held by Central's ESOP and insiders).
(5) We were aware of three legal proxies that were eligible to vote at the meeting (consisting of 192,944; 5,689 and 1,575 shares); these amounts are presumed by PL Capital to be held by insiders and voted for Central's nominees; if those legal proxies did not vote or voted for PL Capital's nominees, the PL Capital's nominees would have had an even larger majority of votes cast at the meeting.
(6) The important point to note is that even if Central is credited with 100% of the legal proxy and record name votes (excluding the 14,090 shares record name proxies held by PL Capital), PL Capital's nominees still had more votes.
(7) Includes street name votes for both PL Capital and Central (1,005,282 shares), record holders for PL (14,090 shares), record name shares held by Central insiders (197,561 shares) and legal proxies presumed to be held by insiders (200,208 shares); it does not include the remaining record name holders (62,599 shares) who likely voted but for which we were not provided totals (if those record holders are presumed to have voted, the total votes at the meeting was 1,479,740 shares (89.1% of the total outstanding shares).